Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 20, 2009	fcooper@tollbrothersinc.com
Joseph R. Sicree (215) 938-8045
jsicree@tollbrothersinc.com
TOLL BROTHERS REPORTS PRELIMINARY FY 2009 2ND QTR AND 6 MONTH TOTALS FOR
HOME BUILDING REVENUES, BACKLOG AND CONTRACTS
Horsham, PA, May 20, 2009 — Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today reported preliminary results for its second quarter and first six months ended April 30, 2009.
FY 2009 second-quarter home building revenues of approximately $398.3 million (648 units) were down 51% and 47%, respectively; backlog of approximately $944.3 million (1,581 units), was down 55% and 48% respectively; and net signed contracts of approximately $298.3 million (582 units), were down 40% and 37%, respectively, compared to FY 2008’s second-quarter results. These declines were due to the weaker housing market in FY 2009, as well as to the Company’s reduced number of selling communities, which totaled 240 at FY 2009’s second-quarter-end, down 20% from 300 at FY 2008’s second-quarter-end.
For the six months ended April 30, 2009, home building revenues of approximately $807.3 million (1,313 units) declined 51% in dollars and 46% in units and net signed contracts of approximately $426.2 million (848 units) declined 51% in dollars and 46% in units, compared to FY 2008’s six-month results.
Sequentially, the Company’s FY 2009 second-quarter net signed contracts increased 119% in units and 133% in dollars compared to its FY 2009 first-quarter net signed contracts, despite a 7% decrease in selling communities at second-quarter-end compared to first-quarter-end. FY 2009’s contract change compares to sequential increases of 44% and 32% in units and dollars, respectively, for comparable periods in FY 2008, and 60% and 56% in units and dollars, respectively, for comparable periods in FY 2007. The Company believes that a sequential increase in net signed contracts from its first to second quarter is typical due to seasonality. However, because of the shock to the economy from the financial crisis of mid-September 2008, the Company believes its net signed contract total in FY 2009’s first quarter (which encompassed November 2008 through January 2009) was particularly weak. Although the initial wave of the crisis continued to impact the Company’s contracts into the second quarter, the severity of the first quarter weakness served to amplify the percentage growth in net signed contracts between the Company’s first and second quarters of FY 2009.
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The Company ended FY 2009’s second quarter with approximately $1.96 billion of cash, compared to $1.53 billion at FY 2009’s first-quarter-end and $1.24 billion at FY 2008’s second-quarter-end. The increase in cash was primarily attributable to the issuance during the second quarter of $400 million aggregate principal amount of 8.91% Senior Notes due October 2017. Excluding the approximately $389 million of net proceeds from that issuance, the Company’s cash position increased by approximately $40 million from 2009’s first-quarter-end and by approximately $338 million from FY 2008’s second-quarter-end. At FY 2009’s second-quarter-end, the Company also had $1.34 billion available under its $1.89 billion 31-bank credit facility, which matures in March 2011.
As previously announced, the Company intends, in its FY 2009 third quarter, to use approximately $304 million of its cash to redeem all of the remaining $193 million outstanding of its Toll Corp. 8 1/4% Senior Subordinated Notes due February 2011 and $100 million of the approximately $150 million outstanding of its Toll Corp. 8.25% Senior Subordinated Notes due December 2011. The redemption, which will include payment of accrued interest and a call premium, was announced on April 28, 2009 and will be completed on May 28, 2009. It will result in an aggregate pre-tax charge in the Company’s FY 2009 second quarter of approximately $2.1 million, which is attributable to the write-off of unamortized debt issuance costs associated with the redeemed notes and the call premium on the December 2011 notes.
Upon completion of the redemption, the average maturity of the Company’s public debt will be approximately 5.6 years: Other than the approximately $50 million of December 2011 notes not redeemed, the Company will have no public debt maturing until early in its FY 2013.
The Company signed 743 gross contracts totaling approximately $418.5 million in FY 2009’s second quarter, a decline of 40% and 43%, respectively, compared to the 1,237 gross contracts totaling $730.5 million signed in FY 2008’s second quarter. The Company’s FY 2009 second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 21.7% (161 cancellations) compared to a cancellation rate of 37.1% (157 cancellations) in FY 2009’s first quarter and 24.9% (308 cancellations) in FY 2008’s second quarter. The Company’s FY 2009 second-quarter cancellation rate as a percentage of the Company’s beginning-quarter backlog was 9.8% in units, compared to 7.7% in FY 2009’s first quarter and 9.2% in FY 2008’s second quarter.
To lower costs, the Company continues to decrease its community count by reducing the number of lots it controls and mothballing some sites in expectation of reviving them when market conditions improve. The Company ended FY 2009’s second quarter with approximately 36,600 lots owned and optioned, compared to approximately 37,900 at prior-quarter-end and approximately 55,000 at FY 2008’s second-quarter-end: Its lot total peaked at approximately 91,200 at FY 2006’s second-quarter-end. The Company ended FY 2009’s second quarter with 240 selling communities, compared to 258 at FY 2009’s first-quarter-end. The Company now expects to end FY 2009 with approximately 225 (or fewer) selling communities, down approximately 31% from its peak of 325 selling communities at FY 2007’s second-quarter-end.
These results are preliminary and unaudited. The Company will announce final second-quarter and six-month results, including earnings, on June 3, 2009.
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Robert I. Toll, chairman and chief executive officer, stated: “Despite a weak economic and employment landscape, which was reflected in fiscal 2009’s second-quarter contracts, we have a few reasons for cautious optimism. The most encouraging is our recent deposit activity. Beginning with the week ended March 22, 2009, our per-community (same-store) deposits have exceeded FY 2008’s same-store deposits in seven of the past nine weeks.”
Joel H. Rassman, chief financial officer, stated: “We are pleased to have issued $400 million in a public debt offering in April, which we believe demonstrated that the capital markets were once again open to homebuilding companies.
“While we have not yet finalized our impairment analysis, we estimate that pre-tax write-downs related to operating communities, land and land options, and joint ventures in FY 2009’s second quarter will be between $90 million and $160 million. Given the significant uncertainty surrounding sales paces, cancellation rates, market direction, unemployment trends and numerous other aspects of the overall economy, we are not comfortable offering earnings guidance at this time.”
Robert I. Toll, said: “Although the housing industry clearly is not yet out of the woods, we believe the U.S. Government’s forceful intervention in the capital markets has begun to restore some confidence that the financial system is on the road to stabilization. We believe many upscale-home buyers have postponed their buying decision over the past three years due to weak consumer confidence and concerns about the economy; a renewal of confidence is the key to releasing this pent-up demand. With interest rates at an historic low, home price affordability at an historic high and consumer confidence starting to improve, we believe that more buyers are beginning to enter the housing market.”
Toll Brothers’ preliminary financial highlights for the second-quarter and six-month periods ended April 30, 2009 (unaudited):
▪	The Company’s FY 2009 second-quarter net contracts of 582 units, or approximately $298.3 million, declined by 37% and 40%, respectively, compared to FY 2008’s second-quarter net contracts of 929 units, or $496.5 million.

▪	FY 2009’s six-month net contracts of approximately 848 units, or approximately $426.2 million, declined by 46% and 51%, respectively, compared to FY 2008’s six-month net contracts of 1,576 units, or $871.5 million.

▪	The Company signed 743 gross contracts totaling approximately $418.5 million in FY 2009’s second quarter, a decline of 40% and 43%, respectively, compared to the 1,237 gross contracts totaling $730.5 million signed in FY 2008’s second quarter.

▪	The Company signed 1,166 gross contracts totaling approximately $661.3 million in FY 2009’s first six months, a decline of 46% and 49%, respectively, compared to the 2,141 gross contracts totaling $1.30 billion signed in FY 2008’s first six months.
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▪	In FY 2009, second-quarter cancellations totaled 161. This compared to 157, 233, 195, 308, 257, 417, 347, 384, 436, 585 and 317 in FY 2009’s first quarter, FY 2008’s fourth, third, second and first quarters, FY 2007’s fourth, third, second and first quarters and FY 2006’s fourth and third quarters, respectively. FY 2006’s third quarter was the first period in which cancellations reached elevated levels during the current housing downturn.

▪	FY 2009’s second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 21.7% versus 37.1%, 30.2%, 19.4%, 24.9%, 28.4%, 38.9%, 23.8%, 18.9%, 29.8%, respectively, in the preceding first quarter of 2009, fourth, third, second and first quarters of 2008, fourth, third, second and first quarters of 2007, and 36.7% and 18.0%, respectively, in FY 2006’s fourth and third quarters.

▪	As a percentage of beginning-quarter backlog, FY 2009’s second-quarter cancellation rate was 9.8% compared to 7.7%, 9.0%, 6.4%, 9.2% and 6.5% in FY 2009’s first quarter, FY 2008’s fourth, third, second and first quarters, respectively, 8.3%, 6.0%, 6.5% and 6.7% in the fourth, third, second and first quarters of FY 2007, respectively, and 7.3% and 3.6% in the fourth and third quarters of FY 2006, respectively.

▪	The average prices per unit of gross contracts signed, cancellations and net contracts signed in FY 2009’s second-quarter were $563,000, $746,000 and $513,000, respectively, compared to $575,000, $733,000 and $481,000, respectively, in FY 2009’s first quarter, and $591,000, $760,000 and $534,000, respectively, in FY 2008’s second quarter.

▪	In FY 2009, second-quarter-end backlog of 1,581 units, or approximately $944.3 million, declined by 48% and 55%, respectively, compared to FY 2008’s second-quarter-end backlog of 3,035 units, or $2.08 billion. In addition, at April 30, 2009, unconsolidated entities in which the Company had an interest had a backlog of approximately $22.6 million.

▪	FY 2009’s second-quarter home building revenues of 648 units, or approximately $398.3 million, declined by 47% and 51%, respectively, compared to FY 2008’s second-quarter home building revenues of 1,212 units, or $818.0 million.

▪	FY 2009’s six-month home building revenues of 1,313 units, or approximately $807.3 million, declined by 46% and 51%, respectively, compared to FY 2008’s six-month home building revenues of 2,420 units, or $1.66 billion.

▪	In addition, in the Company’s FY 2009 second-quarter and six-month periods, unconsolidated entities in which the Company had an interest delivered homes with a value of approximately $5.0 million and $15.3 million, respectively, compared to $10.9 million and $22.1 million, respectively, in the comparable periods of FY 2008. The Company’s share of the profits or losses from the delivery of these homes is included in ‘(Loss) Earnings from Unconsolidated Entities’ on the Company’s Statement of Operations.
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Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by chairman and chief executive officer Robert I. Toll at 2:00 p.m. (EDT) today, May 20, 2009, to discuss these results. To access the call, enter the Toll Brothers website, then click on the Investor Relations page, and select “Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software. The call can be heard live with an on-line replay which will follow and continue through June 3, 2009. Podcast (iTunes required) and MP3 format replays will be available approximately 48 hours after the conference call via the “Conference Calls” section of the Investor Relations portion of the Toll Brothers website.
Toll Brothers, Inc. is the nation’s leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol “TOL”. The Company serves move-up, empty-nester, active-adult and second-home home buyers and operates in 21 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Texas, Virginia and West Virginia.
Toll Brothers builds luxury single-family detached and attached home communities, master planned luxury residential resort-style golf communities and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security and landscape subsidiaries. The Company also operates its own lumber distribution, and house component assembly and manufacturing operations.
Toll Brothers, a FORTUNE 1000 Company, is the only publicly traded national home building company to have won all three of the industry’s highest honors: America’s Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers — Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit tollbrothers.com.
Certain information included herein and in Company reports, SEC filings, verbal or written statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: information related to anticipated operating results; financial resources; changes in revenues; changes in profitability; changes in margins; changes in accounting treatment; interest expense; inventory write-downs; effects of home buyer cancellations; growth and expansion; anticipated income to be realized from our investments in unconsolidated entities; the ability to acquire land; the ability to gain approvals and to open new communities; the ability to sell homes and properties; the ability to deliver homes from backlog; the ability to secure materials and subcontractors; the ability to produce the liquidity and capital necessary to expand and take advantage of opportunities in the future; industry trends; and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include: local, regional, national and international economic conditions, including the current economic turmoil and uncertainties in the U.S. and global credit and financial markets; demand for homes; domestic and international political events; uncertainties created by terrorist attacks; effects of governmental regulation, including effects from the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and any pending or new stimulus legislation and programs; the competitive environment in which the Company operates; changes in consumer confidence; volatility and fluctuations in interest rates; unemployment rates; changes in home prices, foreclosure rates and sales activity in the markets where the Company builds homes; the availability and cost of land for future growth; excess inventory and adverse market conditions that could result in substantial inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties, fluctuations and volatility in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; legal proceedings; the availability of adequate insurance at reasonable cost; the ability of customers to obtain adequate and affordable financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in our various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of oil, gas and other raw materials; construction delays; and weather conditions. Any or all of the forward-looking statements included herein and in any Company reports or public statements are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Toll Brothers operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey, New York and Rhode Island
Mid-Atlantic:	Delaware, Maryland, Pennsylvania, Virginia and West Virginia
South:	Florida, Georgia, North Carolina, South Carolina and Texas
West:	Arizona, California, Colorado and Nevada

	Three Months Ended		Three Months Ended
	April 30,		April 30,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)
North	224	329	$139.7	$232.4
Mid-Atlantic	182	335	104.4	203.5
South	132	291	73.7	144.4
West	110	257	80.5	220.0
Other (b)				17.7

Total consolidated	648	1,212	$398.3	$818.0

CONTRACTS

North	139	160	$50.0	$76.0
Mid-Atlantic	211	347	111.5	194.6
South	121	236	53.0	114.9
West	111	186	83.8	111.0

Total consolidated	582	929	$298.3	$496.5

Backlog

North	623	1,175	$344.2	$818.8
Mid-Atlantic	450	810	278.7	547.9
South	314	635	165.7	352.6
West	194	415	155.7	362.7
Less revenue recognized on units remaining in backlog (b)				(4.9)

Total consolidated	1,581	3,035	$944.3	$2,077.1

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	Six Months Ended		Six Months Ended
	April 30,		April 30,
	Units		$ (Millions)
	2009	2008	2009	2008
HOME BUILDING REVENUES (a)
North	440	602	$282.9	$436.8
Mid-Atlantic	402	734	234.8	453.9
South	239	573	128.9	289.7
West	232	511	160.7	446.4
Other (b)				33.5

Total consolidated	1,313	2,420	$807.3	$1,660.3

CONTRACTS

North	193	338	$64.7	$200.5
Mid-Atlantic	294	571	151.2	325.1
South	199	415	89.5	204.3
West	162	252	120.8	141.6

Total consolidated	848	1,576	$426.2	$871.5

(a)	Excludes deliveries from projects accounted for using the percentage of completion accounting method. Information regarding these deliveries in the three-month and six-month periods ended April 30, 2008 is as follows:

	Three Months Ended
	April 30,
	2008	2008
	Units	$ (MILL)
North	13	7.3
South	10	30.1

	23	$37.4

	Six Months Ended
	April 30,
	2008	2008
	Units	$ (MILL)
North	58	34.6
South	13	37.8

	71	72.4

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(b)	Amount represents revenues recognized on projects accounted for using the percentage of completion accounting method. Based upon the current accounting rules and interpretations, we do not believe that any of our current or future communities qualify for percentage of completion accounting.
Unconsolidated entities:
Information related to revenues and contracts of entities in which we have an interest for the three-month and six-months periods ended April 30, 2009 and 2008 is as follows:

	2009	2008	2009	2008
	Units	Units	$ (Mill)	$ (Mill)
Three months ended April 30,
Revenues	8	13	$5.0	$10.9
Contracts	26	13	$16.8	$10.2

Six months ended April 30,
Revenues	22	28	$15.3	$22.1
Contracts	21	36	$10.7	$28.0

Backlog at April 30,	34	116	$22.6	$85.1
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